Exhibit 19.1

Insider Trading Policy

Effective as of December 19, 2022

Directors, officers and key employees of XPO, Inc. and its subsidiaries (collectively, the “Company”) are likely from time to time to become aware of material nonpublic information about the Company. In view of the legal prohibitions on trading in securities while in possession of material non-public information concerning an issuer, and the significant interest of the Company in preventing even the appearance of trading impropriety, the Company has adopted this Insider Trading Policy (this “Policy”).

This Policy applies to the Company’s directors, officers and certain employees as designated from time to time by the Company (collectively, “Covered Individuals”).

Do Not Trade Company Securities when Aware of Material Non-Public Information

No Covered Individual may purchase or sell securities of the Company (including in connection with the exercise of stock options) when he/she is aware of material non-public information about the Company.1 “Material” information means information relating to the Company, its business operations or securities that, if made public, would likely affect the market price of the Company’s securities, or would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities. Material information is not limited to historical facts but may also include projections and forecasts. Examples of information ordinarily deemed “material” include, without limitation:

•earnings information and financial results;
•Company strategic plans;
•significant changes in corporate objectives;
•potential significant mergers, acquisitions or divestitures;
•significant finance transactions;
•significant changes in senior management or control of the Company;
•significant changes in accounting methods or policies;
•award or loss of a significant contract;
•cybersecurity risks and incidents, including vulnerabilities and breaches;
•offerings of Company securities; and
•actual or threatened major litigation or governmental investigations.

The information becomes “public” once it has been broadly disseminated to and digested by the public (generally by means of a Company press release).

Trading while in possession of such information may only commence on the third trading day that follows two full trading days after such information has been publicly disclosed. For example, if information is publicly released prior to market open on a Monday, trading may not commence until Wednesday.

1 For purposes of this Policy, purchases and sales of securities by a Covered Individual include, without limitation, any purchase or sale (i) by, for or at the direction of such Covered Individual, (ii) entered into by any person or entity directly or indirectly controlled by such Covered Individual, such as a family member who does not reside with such Covered Individual but whose transactions in securities are directed by the Covered Individual or are subject to the Covered Individual’s influence or control, and (iii) by, for or at the direction of any member of such Covered Individual’s family who resides with such Covered Individual or any person residing in the same household as such Covered Individual.

Additionally, Covered Individuals may not trade in the securities of other companies as to which they have obtained material non-public information by reason of their employment with the Company.

“Securities” mean any equity securities issued by the Company, including any subsidiary of the Company, any parent of the Company or any subsidiary of any parent of the Company, that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This restriction continues to apply to transactions in Company securities even after termination of a Covered Individual’s service with the Company. If a Covered Individual possesses material, non-public information when his or her service to the Company terminates, the Covered Individual may not trade in Company securities until that information has become public or is no longer material.

For purposes of this Policy, the Company considers that bona fide gifts of the securities of the Company are exempt from this Policy.

Trading Company Securities Is Prohibited Except During a Trading Window and After Obtaining Pre-Clearance

In view of the Company’s significant interest in avoiding even the appearance of trading impropriety, Covered Individuals may purchase or sell securities of the Company (i) only during the Company’s quarterly trading window and (ii) only after obtaining pre-clearance from the Company’s Chief Compliance Officer or his or her designee. These trading restrictions apply to all purchases or sales of Company securities, including open-market purchases and sales of the Company’s common stock, as well as transactions involving derivatives of the Company’s securities, including exercises of stock options. Please note, however, that it is the Covered Individual’s sole responsibility to comply with all applicable securities laws. The Company does not undertake any obligation with respect to a Covered Individual’s securities law compliance by virtue of pre-clearing any particular trade, and the Company urges each Covered Individual to consult his or her legal counsel before engaging in transactions. Any advice regarding pre-clearance of a proposed transaction will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any such trade. Clearance of a proposed transaction is valid for five (5) business days. If the transaction order is not completed within that period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the Covered Individual requesting such clearance.

The quarterly trading window for the Company opens on the third trading day following the day that the Company publicly announces its quarterly or annual financial results and the trading window closes two weeks before the end of such quarter. However, even during this trading window, a Covered Individual who is in possession of any material non-public information should not trade in the Company's securities until the information has been made publicly available or is no longer material.

In addition, from time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, or investigation and assessment of cybersecurity incidents) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Individuals are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Individuals affected.

Pre-clearance for all trades or transactions described in this section must be obtained by contacting the Trading Compliance Team by e-mail at stocktrading@xpo.com.

There are no exceptions to the policy of restricting trading to the quarterly trading window. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances to insider trading liability.

Employee Stock Purchase Plan

This Policy also applies to transactions by a Covered Individual in connection with the Company’s Employee Stock Purchase Plan (the “ESPP”). For clarification purposes, in addition to the terms of the ESPP, please see below regarding enrollment, contribution changes and withdrawals from the ESPP:

•A Covered Individual may enroll in the ESPP only during a quarterly trading window.
•If a Covered Individual is enrolled in the ESPP, the Covered Individual is permitted to change the contribution rate or withdraw from the ESPP only during a quarterly trading window.

Also, all Securities purchased through the ESPP are subject to the terms of this Policy.

Rule 10b5-1 Plans

The Securities and Exchange Commission (the “SEC”), has adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions. In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or would otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales. After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth this Policy. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the blackout periods under this Policy.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the approval of the Company at the time the plan is established, modified or terminated. Persons subject to the approval requirements should coordinate any such plans or arrangements with the Company’s Legal Department. Even though each transaction effected under a Rule 10b5-1 plan does not need to be approved, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

Do Not Pledge or Hold Company Securities in a Margin Account

As a general matter, securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale could occur at a time when a Covered Individual has material, nonpublic information or is otherwise not permitted to trade in Company securities, Covered Individuals are prohibited from purchasing securities of the Company on margin, holding securities of the Company in a margin account or pledging Company securities as collateral for a loan.

Do Not Hedge or Engage in Certain Other Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. All hedging transactions, including the foregoing or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities, are prohibited.

Do Not Trade in Publicly-Traded Options on the Company’s Securities

Given the relatively short term of publicly-traded options, transactions in options may cause Covered Individuals to focus on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Covered Individuals are prohibited from trading in put options, call options or other derivative securities related to the Company’s securities, on an exchange or in any other organized market. This restriction does not apply to the grant or exercise of employee or director stock options issued by the Company.

Do Not Short-Sell the Company’s Securities

Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence the seller’s expectation that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may also reduce a seller’s incentive to seek to improve the Company’s performance. Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. For these reasons, short sales of Company stock are prohibited by Covered Individuals.

Do Not Disclose Material Non-Public Information to Anyone Outside the Company for the Purpose of Trading

In addition to the trading restrictions set forth above, Covered Individuals may not disclose or “tip” material information concerning the Company to an outsider. An outsider can include friends, business associates, a spouse or other family member. Both the tipper and the tippee can be held liable under federal securities laws for violations of this kind even when the tipper did not profit from the transaction.

Penalties for Violating Securities Laws or this Policy

The SEC and the Department of Justice actively enforce insider trading laws, including by actively monitoring trading activity. Federal law imposes heavy penalties on individuals who either buy or sell securities while in possession of material non-public information or pass the material non-public information along to others who use it to buy or sell securities. The penalties for insider trading apply with equal force whether trading or passing information is done to generate gains or avoid losses. Tippers can be subject to the same penalties and sanctions as the tipees even when the tipper did not profit from the transaction. Potential penalties include:

•civil penalties of up to three times the amount of profit gained or loss avoided as a result of the unlawful action;
•a criminal fine of up to $5 million (no matter how small the profit);
•a jail term of up to 20 years, and in some cases 25 years;
•private suits for damages equal to the profit gained or loss avoided; and
•disgorgement of ill-gotten gains.

In addition, the Company and any supervisor of a Company associate who trades with or tips material non-public information may face “controlling person” liability in the form of civil penalties of up to the greater of $1 million or three times the amount of profit gained or loss avoided as a result of the unlawful action and criminal penalties of up to $25 million for the Company and up to $5 million for the individual supervisor(s).

Violations of this Policy by a Covered Individual may subject such person to disciplinary action by the Company, up to and including termination for cause.

Do Not Answer Questions by Outsiders Regarding the Company’s Business

From time to time, Covered Individuals may be asked questions concerning various activities of the Company outside the scope of the employee’s regular duties. Such inquiries may come from the media, stock exchanges, analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information.

It is very important that all such communications on behalf of the Company be made through an appropriately designated officer. Failure to do so could result in violations of federal securities laws, including Regulation FD, which was enacted by the SEC to prohibit companies from disclosing material information to analysts and shareholders prior to public release of the information. Accordingly, all inquiries of this nature must be forwarded to Michael Abrahams, Chief Communications Officer, at (203) 489-1596.

Federal and state securities laws are technical in nature and can be difficult to navigate. Accordingly, a Covered Individual is advised to consult with his or her own legal counsel or contact the Trading Compliance Team by e-mail at stocktrading@xpo.com with any questions about the law or this Policy or its application to a particular situation.

Updated on November 17, 2023

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